Exhibit 10.17

OFFICE LEASE

THIS LEASE is made and entered into this 28thday of February, 2007, by and between Iceman Properties, LLC ("Landlord"), and Sandstrom On TV Company ("Tenant").

1.
PREMISES. Landlord hereby leases to Tenant and Tenant leases from Landlord, for the term and upon the terms, conditions and agreements set forth in this Lease, office space with a combined total of 2,440 rentable square feet of space (the "Premises"), consisting of approximately 2,268 square feet of space along with a portion of the common area (approximately 132 square feet) depicted on Exhibit 'A' of the Building located at 15974 North 77th Street in Scottsdale, Arizona (the "Building"). Tenant hereby acknowledges that Exhibit 'A' is subject to change by Landlord, provided any such changes do not materially alter the size or utility of the Premises. Additional information is detailed in the "Letter of Intent", dated January 19, 2007, as depicted in Exhibit 'D',

2.	TERM AND POSSESSION.

2.1,	Term, The term of this Lease, and Tenant's obligation to pay rent, shall be for a period of three (3) years (the "Lease Term"), until February 28, 2010. Renewal option is two (2) for additional years.

2.2.	Rent Commencement Date. March 2007, or sooner, if notified by iceman Properties, LLC.

2.3.
Holdover. Tenant shall have no right to hold over after the expiration of this Lease without Landlord's consent. If, with Landlord's consent, Tenant holds over after the expiration of this Lease, Tenant shall become a tenant from month-to-month on the terms, and conditions in existence during the final month of the Lease Term, except that the Base Rent shall be increased by fifty percent (50%).

3.	RENT.

3.1.
Base Rent. Tenant shall pay to Landlord during the Lease Term, at the office of Landlord or at such other place as Landlord may designate, without notice, demand, deduction or set-off, in equal monthly installments in advance on the first day of each calendar month, Base Rent as follows:

3,1.1	March 1, 2007 – February 28, 2007: $20.00 per square foot, full service ($4,066.66 monthly), plus estimated CAM charges and required rental taxes (1.65%).

3.1.2	March 1, 2008 – February 28, 2009: $20.80 per square foot, full service ($4,188.66 monthly), plus estimated CAM charges and required rental taxes (1 .65%).

3,1.3	March 1, 2009 – February 28, 2010: $21.21 per square foot, full service ($4,312,70 monthly), plus estimated CAM charges and required rental taxes (1,65%),

3.2 Nature of Payments. All sums required to be paid by Tenant under this Lease, whether or not designated as rent, are deemed to be additional rent and shall be subject to all the payment and enforcement provisions applicable to rent hereunder.

3.3
Late Charges and Interest. Any amount due from a party which is not paid when due shall bear interest at three percent (3%) In excess of the prime rate as established from time to time by Bank of America, Arizona, NA, from the due date until paid (the "Default Rate"). The payment of such interest shall not cure any default by Tenant under this Lease. In addition, any rent not paid within five (5) days after the due date shall be subject to a two-hundred and fifty dollar ($250.00) latecharge, representing the additional costs and burdens of special handling.

3.4	Deposit. One (1) month's rent is required at execution of office lease, Deposit will be $4,066,66.

4	USE.

4.1	Use of Premises. Tenant shall continuously use and occupy the Premises for general office purposes and for no other purpose whatsoever without Landlord's prior written consent,

4.2
Covenants Regarding Operation. Tenant shall not use or permit in the Premises anything that would invalidate any policies of insurance now or hereafter carried on the Premises or that will Increase the rate of insurance on the Premises. Tenant shall not do anything or permit anything to be done in the Premises which would, in any way, create a nuisance, or disturb or injure the reputation of any other tenant of the Building. Tenant shall not commit or suffer to be committed any waste in the Premises or cause any objectionable odor to be emitted from the Premises. Tenant shall not use the exterior of the roof or walls of the Premises or Building for any purpose. Tenant shall not cause or permit any Regulated Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Premises or the Building, whether by Tenant, its invitees, agents, employees, contractors or sub-lessees, except for routine office and janitorial supplies in usual and customary quantities. "Regulated Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any applicable federal, state or local laws or regulations including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds, and other chemical products, asbestos, PCBs and similar compounds, and Including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall faithfully observe and comply with the rules and regulations set forth on Exhibit 'B' to this Lease, including all parking regulations established in connection with Section 6.3 hereof (collectively, the "Building Rules"), and any changes to the Budding Rules, provided that Tenant receives notice of such changes and provided that such changes are imposed on all tenants of the Building. Tenant shall maintain in the Premises, at all times, an average density that does not exceed one (1) person per two hundred (200) rentable square feet.

4.3
Compliance with Laws. Tenant, at Tenant's expense, shall comply with all present and future federal, state and local laws, ordinances, orders, rules and regulations (collectively, "Laws") applicable to the Premises and this Lease, and shall procure all permits, certificates, licenses and other authorizations required by applicable Laws relating to Tenant's business or Tenant's use or occupancy of the Premises. Tenant shall make all reports and filings required by all applicable Laws, Tenant shall defend, indemnify and hold harmless Landlord and Landlord's present and future constituent partners, and their respective affiliates, owners, officers, directors, employees and agents, for, from and against all claims, demands, liabilities, fines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, and attorneys' fees, arising out of or relating to any failure of Tenant to comply with applicable Laws. Without limiting the foregoing, Tenant shall comply with all Laws relating to Hazardous Materials and shall defend, indemnify and hold harmless Landlord and Landlord's present and future constituent partners, and their respective affiliates, owners, officers, directors, employees and agents, for, from and against all claims, demands, liabilities, fines, penalties, losses, costs and expenses, including but not limited to costs of compliance, remedial costs, clean-up costs and reasonable attorneys' fees, arising from or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release Into the environment, of any Hazardous Materials from, on or at the Premises as a result of any act or omission on the part of Tenant or any affiliate, owner, officer, director, employee, agent Or contractor of Tenant. Tenant's indemnification obligations shall survive the expiration or termination of this Lease.

5	TAXES.

5.1
Tenant's Personal Property. Tenant shall pay, prior to delinquency, all taxes assessed against (or levied upon) Tenant's fixtures, furnishings, equipment and other personal property located in or upon the Premises. If any of Tenant's fixtures, furnishings, equipment and other personal property are assessed and taxed with the real property, Tenant shall pay to Landlord Tenant's share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement In writing setting forth the amount of the taxes applicable to Tenant's personal property.

5.2
Rental and Other Taxes. Simultaneously with the payment of any sums required to be paid under this Lease as Base Rent, additional rent or otherwise, Tenant shall pay to Landlord any excise, transaction privilege, rental, sales or other tax (except income or estate taxes) levied or assessed by any federal, state or local authority upon such amount received by Landlord.

6	PARKING AND COMMON AREAS.

6,1
Common Areas. All parking areas, parking structures, access roads, driveways, pedestrian sidewalks and ramps, landscaped areas, drainage facilities, exterior lighting, signs, roofs, courtyards, lobby, public rest rooms, signs and directories and other areas and improvements provided by Landlord for the general use in common of tenants and their agents, employees, customers and other invitees (collectively, the "Common Areas") shall at all times be subject to the exclusive control and management of Landlord, and Landlord shalt have the right from time to time to modify, enlarge or eliminate the same and to establish, modify and enforce reasonable rules, regulations and parking charges with respect thereto, Landlord and Tenant agree that Tenants current use and allocation of parking does not interfere with other tenants in the building and Landlord herby approves Tenants current exclusive parking spaces and the nonexclusive use of and access to the Common Areas. Landlord shall cause the Common Areas to be maintained in a neat, clean and orderly condition.

6.2
Landlord's Rights. Landlord, at any time, may close temporarily any portion of the Common Areas to make repairs or changes, to prevent the acquisition of public rights in such areas and to discourage non-customer use. In addition, Landlord may (I) modify, from time to time, the traffic flow pattern and layout of parking spaces and the entrances and exits to adjoining public streets or walkways; (ii) utilize portions of the Common Areas for entertainment, displays and charitable activities; (iii) designate, from time to time, certain areas for the exclusive business use by certain tenants; and (iv) do such other things in and to the Common Areas as in its judgment may be desirable to Improve the convenience or attraction of the Building.

6.3
Parking. Landlord agrees to operate and maintain or cause to be maintained and operated an Automobile Parking Area (the "Automobile Parking Area") during the Lease Term for the benefit and use of tenants, customers, patrons and employees of tenants of the Building. Nothing contained herein shall be deemed to create liability upon Landlord for any damage to, or loss of property from, any motor vehicles in or around the Premises.

6.3.2
Landlord shallhave the right to reserve and assign parking spaces for Tenant (See Exhibit "C') and other tenants of the Building or to designate parking rights on an unreserved, non-exclusive basis. Landlord shall have the right to establish and from time to time change, alter and amend, and to enforce against all users of the Automobile Parking Area, reasonable rules and regulations (including the exclusion of parking from designated areas and the assignment of spaces to tenants) as may have been deemed necessary and advisable for the proper and efficient operation and maintenance of the Automobile Parking Area Including, without limitation, the hoursduringwhich the Automobile Parking Area shall be open for use. Landlord may establish such reasonable charges as Landlord deems appropriate for the use of the Automobile Parking Area by persons who have not leased space in the Building.

7	OPERATING COSTS.

7.1
Operating Costs, Real Propei[y Taxes and Utilities. The Operating Costs are not included in the base rent and consist of those costs and expenses directly associated with managing, operating, maintaining and repairing the Building, including the Automobile Parking Area and the other Common Areas,

7.1.2
Operating Costs shall not include: income, estate and inheritance taxes levied against Landlord; taxes paid by any tenant under Section 5; depreciation, capital investment items (except as provided in Section 8.1) and debt service; costs of leasing space in the Building, including leasing commissions and leasehold improvement costs; the cost of utilities separately metered to any tenant or resulting from Excess Consumption under Section 10 and billed directly to that tenant; the cost of special services provided to any tenant and billed directly to that tenant; and repairs and maintenance paid by proceeds from insurance or tenants,

8 REPAIR AND MAINTENANCE.

8.1
Tenant's Obligations. Tenant shall maintain the interior of the Premises in good and sanitary condition and repair. Any repairs, alterations or other improvements required under governmental authority resulting from the specific use of the Premises by Tenant shall be performed by Tenant at Tenant's sole cost and expense. Tenant hereby waives all right to make repairs at the expense of Landlord. If any repairs or maintenance required to be made by Tenant are not made within ten (10) days after notice to Tenant, Landlord, at Landlord's option, may make such repairs or maintenance without liability to Tenant for any loss or damage resulting therefrom, and Tenant shall pay to Landlord, upon demand, as additional rent hereunder, the cost thereof, plus interest thereon at the Default Rate,

82
Landlord's Obligations. Notwithstanding Section 8.1 above, Landlord shall repair and maintain the Common Areas, all Building systems (electrical, heating, ventilation, air conditioning and plumbing), plate glass and the roof and exterior of the Premises. Tenant shall grant access to Landlord's service providers for performance of all required maintenance duties during normal business hours. Landlord shall not be responsible for making any repairs or performing any maintenance within the Premises. Except as described In 8.1 above and in the case of a fire or casualty as provided in Section 13, there shall be no abatement of the Base Rent and no liability of Landlord by reason of any entry to the Premises, interruption of services or facilities, temporary closure of Common Areas, or interference with Tenant's business arising from the making of any repairs or maintenance.

9 ALTERATIONS.

9,1	Restoration. Upon the expiration or sooner termination of this Lease, Tenant shall remove all of Tenant's furniture and trade fixtures.

10
UTILITIES AND JANITORIAL SERVICES Landlord agrees to furnish to the Premises at all times electricity suitable for the Intended use of the Premises, and during normal business hours on a five day week and subject to the rules and regulations of the Building, heat and air conditioning from 7:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 noon, Saturday, excluding legally recognized holidays, for normal use and occupation of the Premises, and janitorial services for the Premises and Common Areas currently scheduled on Tuesday, Thursday and Sunday. Landlord shall also provide Tenant with heat and air conditioning at all other times, day or night, at Landlord's prevailing charges for additional consumption of heat or air conditioning. Landlord further agrees to furnish hot and cold water to those areas provided for general use of all tenants in the Building (the Common Areas). Tenant shall not, vvithout the written consent of Landlord, use any apparatus or device in the Premises, including without limitation, duplicating machines, electronic data processing machines and machines using electrical current In excess of 120 volts, which will result in Excess Consumption, nor connect, except

Consumption, nor connect, except through existing electrical outlets, water pipes, ducts or airpipes (if any) in the Premises, any apparatus or device for the purposes of using electric current, water, heating, cooling or air without Landlord's prior written approval. As used in this Section 10, "Excess Consumption" means the consumption of electrical current (including current in excess of 120 volts), water, heat or cooling in excess of that which would be provided to the Premises were the Premises to be (I) used as general office space during the foregoing business hours; and (ii) equipped only with typewriters, telephone systems, desk calculators, personal and network computers and servers, dictation equipment and copying machines with power requirements of 30 amperes or less. If Tenant shall require water, heating, cooling, air or electric current which will result in Excess Consumption, Tenant shall first procure the consent of Landlord to the use thereof, and Landlord may cause separate meters to be installed to measure Excess Consumption or establish another basis for determining the amount of Excess Consumption_ Tenant covenants and agrees to pay for the cost of the Excess Consumption based on Landlord's cost, plus any additional expense incurred in installing meters or keeping account of the Excess Consumption, at the same time as payment of the Base Rent is made. Tenant further agrees to pay Landlord the cost, if any, to upgrade existing mechanical, electrical, plumbing and air facilities, if required to provide Excess Consumption, upon receipt of a statement therefore. Excess Consumption costs will not be an Operating Cost for purposes of Section 7. Landlord shall not be liable for damages or otherwise in the event of any failure or interruption of any utility or service supplied to the Premises or Building by a regulated utility or municipality and no such failure shall entitle Tenant to terminate this Lease.

11
CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises and without giving rise to any claim for setoff or abatement of rent: (a) to establish reasonable rules governing the conduct of tenants and all other persons at the Building, (b) to change the Building's name or street address, (c) to install, affix and maintain any and all signs on the exterior and interior of the Building, (d) to grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein, (e) to approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Building, and to require all such items and furniture and similar items to be moved into and out of the Building and Premises only at such time and in such manner as Landlord shall direct in writing, and (f) to take all such reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including, without limitation, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause or for drill purposes, the temporary denial of access to the Building, and the restriction of access to the Building at times other than normal business hours. Per the lease with SpinSix and Paul Lee's Kitchen, Tenant upon notice to Landlord's other tenants will be granted access to Tenants other storage.

12	DAMAGE TO PROPERTY; INJURY TO PERSONS; INSURANCE.

12.1
Indemnification by Tenant. Tenant shall defend, indemnify and hold Landlord harmless for, from and against any and all claims, liabilities, suits, losses, damages, costs and expenses, including without limitation reasonable attorneys' fees (collectively, "Claims"), arising from Tenant's use of the Premises or the conduct of Tenant's business or from any activity, work, or thing done by Tenant in or about the Premises. Tenant shall further defend, indemnify and hold Landlord harmless for, from and against any and all Claims arising from any breach or default under the terms of this Lease by Tenant, or arising from any negligence or willful misconduct of Tenant, or of its agents or employees. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, unless caused by the gross negligence of Landlord, its agents or employees. Landlord shall not be liable for loss of or damage to any property by theft or otherwise, or for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, appliances or plumbing works therein, or from the street or subsurface. Landlord shall not be liable for any liable for any damages arising from any act or neglect of any other tenants in the Building.

12.2
Indemnification by Landlord, Landlord shall defend, indemnify and hold Tenant harmless for, from and against any and all Claims arising from any breach or default under the terms of this Lease by Landlord, or arising from the negligence or willful misconduct of Landlord or its agents or employees.

12.3
Tenant's Insurance, Tenant shall maintain fire and extended coverage insurance throughout the term of this Lease in an amount equal to one hundred percent (100%) of the replacement value of Tenant's fixtures, equipment and other personal property located on the Premises, together with such other insurance as may be required by Landlord's lender or by any government agency, In addition, Tenant shall maintain the following amounts and types of insurance commencing as of the Commencement Date and continuing for the term of this Lease: (i) liability Insurance coverages relating to the Premises and adjacent sidewalks and stairways as follows; (A) comprehensive and broad form general liability insurance in an amount not less than $1,000,000, combined single limit; (8) liability insurance for owned, hired, or non-owned vehicles, in an amount not less than $1,000,000, combined single limit; (C) workers' compensation, as required by law, and employer's liability in an amount not less than $100,000. All liability Insurance policies shall be written on an occurrence basis. The required coverage, in excess of a base coverage of not less than $1,000,000, may be provided by a blanket, multi-location policy, if such policy provides a separate aggregate limit per occurrence for the benefit of the Premises and the Building; (D) business interruption insurance in an amount equal to twelve (12) months of basic rent and additional rent. All required insurance policies shall name Landlord and mortgagee of Landlords interest in the building as additional insured; and shall provide that such policies shall not be cancelled, nor shall any material change be made to the policy, without at least thirty (30) days prior written notice to Landlord. All insurers shall be rated A-X or better by Best's. Tenant shall provide Landlord with certificates evidencing the required insurance coverage within fifteen (15) days after the date of this Lease.

12.4
Waivers. Tenant hereby waives any right of recovery from Landlord, and Landlord's agents, officers and employees, and Landlord hereby waives any right of recovery from Tenant and Tenant's agents, officers and employees, from any loss or damage (Including consequential loss) resulting from any of the perils insured against by the fire and extended coverage insurance policy of either of them. Neither Landlord nor Tenant shall be liable to the other or to any insurance company insuring the other party (by way of subrogation or otherwise) for any loss or damage to any building, structure or other tangible property; or resulting loss of income, or losses under worker's compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease.

13
CASUALTY. If less than twenty-five percent (25%) of the Premises or the Building is destroyed or damaged by fire or other casualty, Landlord shall restore the Premises with reasonable diligence; provided, however, that Landlord shall have no obligation to restore improvements not originally provided by Landlord or its Predecessor, or to replace any of Tenant's fixtures, furnishings, equipment or personal property, Upon completion of Landlord's restoration work, Tenant shall promptly replace and restore all of Tenant's fixtures, furnishings and equipment damaged or destroyed by the casualty. Landlord shall not be required to commence repairs until insurance proceeds are available. If twenty-five percent (25%) or more of the Premises or the Building is destroyed, then Landlord may elect, not to rebuild the Premises, or the Building (as applicable) and, upon such election, this Lease shall terminate as of the date of the casualty. If Landlord notifies Tenant that the restoration is anticipated to take more than one hundred twenty (120) days to substantially complete, then either party may terminate this Lease by notice thereof to the other party within ten (10) days after notice of such fact has been given. If the fire orcasualty occurs within the last three (3) years of the Lease term, then Landlord, by written notice to Tenant, may terminate this Lease. If this Lease is not terminated as provided above, this Lease shall continue in full force and effect, but if Tenant is unable to use the effect, but if Tenant is unable to use the Premises during the restoration, then Base Rent and additional rent shall abate until the restoration is substantially complete. Tenant shall carry business interruption insurance covering loss of income for twelve (12) months from any event causing an interruption.

14
CONDEMNATION. If more than twenty-five percent (25%) of the Premises is taken under the power of eminent domain, or if by reason of any appropriation or taking, regardless of the amount so taken, the remainder of the Premises or the Building is not one (1) undivided parcel of property, either Landlord or Tenant shall have the right to terminate this Lease as of the date Tenant is required to vacate a portion of the Premises upon giving notice in writing of such election within thirty (30) days after receipt by Tenant from Landlord of written notice that the Premises have been so appropriated or taken. if any part of the Automobile Parking Area Is taken, Landlord shall have the right to provide substitute parking facilities and this Lease shall continue in full force and effect unless a government entity forces the closing of the Building. In all other situations, if the award is sufficient to restore the property taken, Landlord shall restore the Premises to the extent practicable to the condition existing prior to the taking, and thereafter the Base Rent shall be reduced on an equitable basis, taking into account the relative value of the portion of the Premises taken (If any) as compared to the portion remaining. All awards or compensation for any taking of any part of the Premises shall be the sole property of Landlord. Tenant shall be entitled to apply for and receive an award of compensation relating to damage to or loss of trade fixtures or other personal property belonging to Tenant. Landlord shall be under no obligation to restore or replace Tenant's furnishings, fixtures, equipment and personal property. For the purposes of this Section, a voluntary sale or conveyance in lieu of condemnation shall be deemed an appropriation or a taking under the power of eminent domain,

15 ASSIGNMENT AND SUBLETTING. SALE BY LANDLORD,

15.1
Assignment and Subletting. Tenant shall not assign, hypothecate or transfer this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be occupied by anyone other than Tenant, either voluntarily or by operation of law, without the Landlord's prior written consent, which consent shall not be unreasonably withheld provided the proposed assignee, transferee or subtenant is reasonably satisfactory to Landlord as to credit and character and will occupy the Premises for purposes not inconsistent with Tenant's purposes as stated in Section 4 or other purposes approved by Landlord. Landlord shall be under no obligation to give or withhold consent until all information reasonably required by Landlord with respect to the identity, background, experience and financial worth of the proposed assignee, transferee, or subtenant has been provided. No hypothecation, assignment, sublease or other transfer to Which Landlord has consented shall be effective for any purpose until fully executed documents of such transaction have been provided to Landlord, and, in the case of an assignment, the assignee has attorned directly to Landlord, and in the case of a sublease, the subtenant has acknowledged that the sublease Is subject to all of the terms and conditions of this Lease. Tenant shall promptly notify Landlord of the terms of any approved assignment or sublease. Any assignment, mortgage, transfer or subletting of this Lease which is not In compliance with the provisions of this Section shall be void and shall serve to terminate this Lease. The consent by Landlord to an assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting. Consent to an assignment or sublease shall not relieve Tenant from liability under this Lease unless expressly agreed to by Landlord. Any change of fifty percent (50%) or more of the ownership or control in the shareholders or partners of Tenant shall be deemed an assignment for purposes of this Section.

15.2
Sale by Landlord. Upon the sale of the Premises by Landlord, Landlord shall be relieved of all liability under this Lease, and Tenant shall look solely to Landlord's successor in interest for performance of Landlord's obligations hereunder. Any security given by Tenant to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to such purchaser. This Lease shall not be affected by any sale, and Tenant shall attorn to the successor in Interest of Landlord.

16
ESTOPPEL CERTIFICATE. Within ten (10) clays after receipt of request therefore, either party shall deliver to the other a written statement confirming the Commencement Date and the termination date of the Lease; the material terms of the Lease; that the Lease is in full force and effect; that the Lease has not been modified (or if it has, stating such modifications); the amount of the security deposit (if any) and the date to which Base Rent has been paid; and providing any other pertinent information the requesting party may reasonably require. It is intended that any such statement delivered pursuant to this Section may be relied upon by a prospective purchaser or mortgagee of Landlord's interest in the Building. If Tenant shall fail to respond within ten (10) days of receipt of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

17	DEFAULTBY TENANT.

17.1
Default. The following shall constitute a default by Tenant under this Lease: (i) Tenant fails to pay Base Rent or any other additional rent due under this Leasewithin five (5) days after the due date; (ii) Tenant fails to execute, acknowledge and return an estoppel certificate under Section 16 or a subordination agreement under Section 20, within ten (10) days after a request therefore; (iii) Tenant fails to perform any other obligation under this Lease within fifteen (15) days after notice of nonperformance; provided, however, that if the default is of such a nature that it cannot be cured within fifteen (15) days, Tenant shall not be in default if Tenant commences to cure such default and thereafter diligently cures such default within thirty (30) days thereafter; (iv) Tenant vacates, abandons, or otherwise ceases to use the Premises on a continuing basis except temporary absence excused by reason of fire, casualty, or other cause wholly beyond Tenant's control; (v) a receiver is appointed for the business, property, affairs or revenues of Tenant or any guarantor (provided, however, that in the case of involuntary proceedings, Tenant shall have sixty (60) days to cause such receiver to be dismissed), or Tenant makes a bulk sale of its goods or threatens to move its goods, chattels and equipment out of the Premises other than in the normal course of its business, or Tenant makes an assignment for the benefit of its creditors, or Tenant becomes insolvent; or (vi) Tenant fails to comply with any other provision of this Lease.

17.2
Landlorcrs_Rem[p]dies. On any default, Landlord, at Landlord's option, without notice or demand, may exercise any and all remedies to which Landlord may be entitled at law or in equity, in any order, successively or concurrently, including without limitation, the following:

17.2.1
 Landlord may take any action deemed necessary by Landlord, in Landlord's sole discretion, to cure the default, Tenant shall be liable to Landlord for all of Landlord's expenses so Incurred, as additional rent, payable on demand by Landlord to Tenant together with interest thereon at the Default Rate from the date such sums were expended.

17.2.2
Landlord may prosecute and maintain an action or actions, as often as Landlord deems advisable, for collection of rent, other charges and damages as the same accrue, without entering into possession and without terminating this Lease, No judgment obtained shall constitute a merger or otherwise bar prosecution of subsequent actions for rent and other charges and damages as they accrue. Tenant agrees to pay Landlord all costs of collection of past due rent, including court costs and attorneys' fees.

17.2.3
Landlord may immediately or at any time thereafter re-enter and take possession of the Premises and remove Tenant, Tenant's agents, any subtenants, licensees, concessionaires, or invitees and any or all of their property from the Premises. Reentry andremoval may be effected by summary proceedings or any other action or proceedings at law, by force or otherwise. Landlord shall not be liable in any way in connection with any action taken under this Section. No action taken, commenced or prosecuted by Landlord, prosecuted by Landlord, no execution on any judgment and no act or forbearance on the part of Landlord in taking or accepting possession of the Premises shall be construed as an election to terminate this Lease unless Landlord expressly exercises this option under Section 17.2.4. Upon taking possession of the Premises, Landlord, from time to time, without termination of this Lease, may relet the Premises or any part thereof as agent for Tenant for such rental terms and conditions (which may be for a term extending beyond the Lease Term) as Landlord, in its sole discretion, may deem advisable, with the right to make alterations and repairs to said Premises required for reletting. The rents received by Landlord from such reletting shall be applied first to the payment of any costs of reletting and second to the payment of rent due and unpaid hereunder. The residue, if any shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If the rents received from such reletting during any month are insufficient to reimburse Landlord for any costs of reletting or rent due and payable, Tenant shall pay any deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

17.2.4
Landlord may elect to terminate this Lease by written notice to Tenant, In the event of such termination, Tenant agrees to immediately surrender possession of the Premises, if Tenant fails or refuses to surrender the Premises, Landlord may take possession in accordance with Section 17.2.3 above, If Landlord terminates this Lease, Tenant shall have no further interest in this Lease or in the Premises, however, Tenant shall remain liable to Landlord for all damages Landlord may sustain by reason of Tenant's default, including without limitation (1) the cost of reletting the Premises, and (2) either (I) an amount equal to the rent which, but for termination of this Lease, would have been payable by Tenant during the remainder of the Lease Term, less any proceeds received during the Lease Term from reletting the Premises; or (ii) an amount equal to the present worth (immediately prior to termination) of the rent which, but for termination of this Lease, would have been payable during the remainder of the Lease Term, less the then reasonable rental value of the Premises, which amount shall be payable to Landlord upon demand. Rent which would have been payable for the remainder of the Lease Term shall be calculated on the basis of the Base Rent and additional rent payable by Tenant at the time of default plus any future Increases which are determinable at the time of calculation.

17.2.5
Landlord may obtain the appointment of a receiver in any court of competent jurisdiction, and the receiver may take possession of any personal property belonging to Tenant and used in the conduct of the business of Tenant being conducted in the Premises. Tenant agrees that the entry upon the Premises or possession of said personal property by said receiver shall not constitute an eviction of Tenant from the Premises or any portion thereof, and Tenant hereby agrees to hold Landlord safe and harmless from any claim by any person arising out of or in any way connected with the entry by said receiver in taking possession of the Premises or any personal property.

17.3
Recovery of Costs. Landlord, in every case, shall be entitled to recover from Tenant all of Landlord's expenses, costs and damages arising out of any event of default, including, but not limited to, advertising, brokerage fees, clean-up, repair, removal and storage of Tenant's property, alterations,refurnishing, refurbishing,custodial and security expenses,bookkeeping and accounting costs, legal expenses (whether or not suit is brought), and costsand expenses of litigation.

17.4
No Termination. No act or conduct of the Landlord, whether consisting of re-entry, taking possession or resetting the Premises or obtaining appointment of a receiver or accepting the keys to the Premises, or otherwise, prior to the expiration of the Lease Term shall be deemed to be or constitute an acceptance of the surrender of the Premises by the Landlord or an election to terminate this Lease unless Landlord exercises its election under Section 17.2.4 of this Lease. Such acceptance or election by Landlord shall only be effected, and must be evidenced, by written acknowledgment of acceptance of surrender or notice of election to terminate signed by Landlord.

17.5
Landlord's Right to Act. Tenant agrees that in the event Tenant is due to render performance in accordance with any term or condition of this Lease and fails to render such performance within ten (10) days after written notification thereof is given in accordance with the notice provision hereof (or immediately if required for protection of the Premises), Landlord shall have the right, but not the obligation, to render such performance and to charge all costs and expenses incurred in connection therewith to Tenant. All amounts so charged shall be considered additional rent and shall be due and payable immediately to Landlord upon presentment of a statement to Tenant indicating the amount and nature of such cost or expense.

17.6
Cumulative Nature of Remedies. No remedy herein conferred upon Landlord shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder, now or hereafter existing at law or in equity or by statute. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein.

17.7
Consents by Landlord. Any requirement that Landlord provide a consent or approval under this Lease shall be subject to the condition that at the time the approval or consent is requested that Tenant shall not be in default under this Lease, and no circumstances shall exist, which with the giving of notice and the passage of any grace period would constitute a default by Tenant under this Lease.

18	DEFAULT BY LANDLORD.

18.1
Default. If Landlord should be in default in the performance of any of its obligations under this Lease, which default continues for a period of more than fifteen (15) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than fifteen (15) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such fifteen (15) day period and diligently pursue such efforts to cure to completion), Tenant may, at its option, upon written notice, incur any expense necessary to perform the obligation of Landlord specified in such notice and recover such expense from Landlord with interest thereon at the Default Rate, including the right to set off against rent due.

18.2
Non-recourse Liability. If Landlord fails to perform any of its obligations under this Lease and, as a consequence of such nonperformance, Tenant recovers a money Judgment against Landlord, such judgment shall be satisfied only out of Landlord's Interest in the Building, subject to prior rights of any mortgagee of the Building, Landlord and its constituent partners, and their respective officers, directors, shareholders, affiliates, heirs, personal representatives, successors or assigns (collectively, "Related Parties") shall have no personal liability whatsoever for any deficiency, and no other assets of Landlord or Landlord's Related Parties shall be subject to levy, execution or other enforcement procedures as a result of such judgment. None of Landlord's obligations under this Lease shall be subject to specific performance or injunctive remedies, and Tenant waives all rights with respect to such remedies.

19
NOTICES. All notices, requests, authorizations, approvals, consents and other such communications shall be in writing and shall be delivered in person, by private express overnight delivery service (freight prepaid), by certified or registered mail, return receipt requests, or by facsimile transmission (confirmed. by the recipient), addressed as follows:

To Landlord:	Iceman Properties, LLC. 4576 E Via Los Caballos Phoenix, AZ 85028

To Tenant:	Sandstrom On TV Copany 15974 N. 77th Street, Suite 102 Scottsdale, AZ 85260

19.1
Notices shall be deemed to be given or received on the date of actual receipt (or refusal of delivery) at the applicable above-stated address or at such other address as a party may direct from time to time, upon written notice to the other party at least ten (10) days prior to the proposed change of address.

20
SUBORDINATION; ATTORNMENT: QUIET ENJOYMENT. Landlord expressly reserves the right at any time to place liens and encumbrances on and against the Premises, superior in lien and effect to this Lease and the estate created hereby. This Lease shall be subordinate to any covenants, conditions, and restrictions that currently are on the Building or that may be placed on the Building in the future. The subordination of this Lease shall be self-operative without the necessity of a written instrument, but Tenant shall nevertheless execute, within ten (10) days after request, a subordination agreement to that effect in the form customarily used by the holder of such lien or encumbrance. Landlord covenants that, provided Tenant is in compliance with all of the terms and conditions of this Lease, Tenant shall have the right of peaceable and quiet enjoyment of the Premises during the Lease Term. This covenant shall not extend to any disturbance, act, or condition occasioned by any other tenant in the Building, and shall be subject to the rights of Landlord set forth in this Lease.

21
ENTRY BY LANDLORD. Landlord and Landlord's agents shall have the right to enter the Premises at all reasonable times to inspect the same; to perform Landlord's maintenance and repair obligations under this Lease; to post such reasonable notices as Landlord may desire to protect its rights; to exhibit the Premises to any prospective purchaser or mortgagee of the Building; or, during the last twelve (12) months of the Lease Term, to exhibit the Premises to prospective tenants,

22 GENERAL PROVISICINA,

22.1
Force Majeure. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing contained in this Section shall excuse Tenant from the prompt payment of any rent or other sum required of Tenant hereunder.

22.2
Rules. Tenant and its agents, contractors, employees, and customers shall comply with all reasonable rules and regulations established by Landlord from time to time for the operation of the Building. The current rules are as shown on Exhibit IT.

22.3	Captions, The captions contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision.

22.4
Merger. This Lease contains all of the agreements of the parties hereto with respect to this Lease, and all preliminary negotiations and covenants are merged herein. There are no oral agreementsor implied covenants except as expressly set forth herein. This Lease may be amended only by a written agreement signed by both parties.

22.5
Attorneys' Fees. If any action is brought by any party with respect to its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs, as determined by the court. If Landlord is involuntarily made a party defendant to any litigation concerning this Lease or the Premises by reason of any act or omission of Tenant, Tenant shall indemnify and hold Landlord harmless.

22.6
No Partnership. Nothing in this Lease shall be deemed or construed to create a partnership or joint venture relationship between Landlord and Tenant, it being expressly acknowledged that the sole and exclusive relationship between the parties is that of Landlord and Tenant.

22.7
Waiver; Remedies. The failure of Landlord or Tenant to insist upon strict performance by the other of any of the provisions of this Lease or to exercise any option herein conferred shall not be deemed as a waiver or relinquishment for the future of any such provision or option. Except as expressly provided otherwise herein, all rights and remedies provided for herein or otherwise existing at law or in equity are cumulative, and the exercise of one or more rights or remedies by either party shall not preclude or waive its right to the exercise of any or all of the others.

22.8	Choice,of Law. This Lease shall be governed by and construed in accordance with the laws of the State of Arizona.

22.9
Partial Invalidity.. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provisions hereof and such other provisions shall remain in full force and effect.

22.10	LeaseConstrued as Whole.. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against either Landlord or Tenant.

22.11
Bindirs1 Effect. Except as otherwise expressly limited in this Lease, this Lease shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, personal representatives and assigns and successors in interest.

22.12	Time. Time is of the essence of this Lease.

22.13	Joint and Several Liability. If Tenant is comprised of more than one entity, then the obligations of such entities or parties shall be joint and several.

By: Iceman Properties, LLC

Date	/s/
Michael T. Fries
Its ManaginizMember,
"Landlord"

By: Sandstrom On TV Company

Date	/s/
Michael
Its
"Tenant"

OFFICE LEASE
LIST OF EXHIBITS

Exhibit A	-	Building Floor Plan

Exhibit B	-	Building Rules and Regulations

Exhibit C	-	Parking Space Allocation

Exhibit D	-	Letter of Intent